EXHIBIT 11
                                                                      ----------

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                              Three Months         Three Months
                                                  Ended               Ended
                                              March 31, 2002      March 31, 2001
                                                ---------           ---------

Net Income                                      $ 236,434             192,369
                                                =========           =========

Weighted average shares outstanding
  for basic EPS computation                       861,063             897,455

Reduction for common shares not yet
  released by Employee Stock Ownership Plan       (53,961)            (67,449)
                                                ---------           ---------

Total weighted average common shares
   outstanding for basic computation              807,102             830,006
                                                =========           =========

Basic earnings per share                        $    0.29           $    0.23
                                                =========           =========

Total weighted average common shares
  outstanding for basic computation               807,102             830,006

Common stock equivalents due to
  dilutive effect of stock options                 21,906              17,195
                                                ---------           ---------

Total weighted average common shares and
  equivalents outstanding for diluted
  computation                                     829,008             847,201
                                                =========           =========

Diluted earnings per share                      $    0.29           $    0.23
                                                =========           =========